UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 12, 2012

BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25601	77-0409517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
130 Holger Way
San Jose, CA 95134
(Address, including zip code, of principal executive offices)
(408) 333-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departure of Certain Officers
On August 16, 2012, the Board of Directors (the “Board”) and Michael Klayko, the Chief Executive Officer of Brocade Communications Systems, Inc. (“Brocade” or the “Company”) announced Mr. Klayko's intention to resign from the Company. Mr. Klayko has agreed to continue to serve as Chief Executive Officer and as a member of Brocade's Board until his successor has been hired (the “Successor Commencement Date”). The Board has formed a search committee and expects to retain an executive recruiting firm to search for Mr. Klayko's successor. The Company issued a press release relating to Mr. Klayko's intention to resign which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
In consideration of Mr. Klayko's years of distinguished service to Brocade and his agreement to continue to serve as Chief Executive Officer through the Successor Commencement Date, Mr. Klayko and the Company have entered into an agreement and release (the “Transition Agreement”), which sets forth the compensation arrangements for Mr. Klayko until his employment with Brocade terminates (the “Transition Period”), as well as his severance compensation following the Transition Period. During the Transition Period, Mr. Klayko will continue to receive compensation and participate in the Company's employee benefit plans, in each case, pursuant to the current terms of his employment. If Mr. Klayko remains employed with the Company through the end of fiscal year 2012, he will continue to be eligible to receive his incentive payment under the Brocade Senior Leadership Plan, as revised on October 25, 2011 (the “SLP”), subject to the satisfaction of the performance criteria and the terms and conditions set forth in the SLP.
If Mr. Klayko remains employed with the Company through the Successor Commencement Date and in the good faith judgment of the Board, Mr. Klayko has continued to perform his duties in the same professional manner as he did prior to the execution of the Transition Agreement, then, subject to Mr. Klayko executing a supplemental separation agreement and continuing to comply with the terms of the Transition Agreement, Mr. Klayko will be entitled to a lump sum payment of $320,000. In addition, if the Successor Commencement Date occurs prior to the end of the Company's fiscal year 2012, Mr. Klayko will be entitled to (i) receive a lump sum payment equal to his salary for the remainder of fiscal year 2012, (ii) continue to be eligible to receive his incentive payment under the SLP as if he had been employed through the end of fiscal year 2012, subject to the satisfaction of the performance criteria and the terms and conditions set forth in the SLP and (iii) acceleration of his equity awards as if he had been employed through the 30th day following the end of the Company's fiscal year 2012 (such acceleration will occur if the Successor Commencement Date occurs at any time prior to the 30th day following the end of fiscal year 2012). If the Successor Commencement Date occurs during fiscal year 2013, Mr. Klayko will also be entitled to receive (A) a lump sum payment equal to Mr. Klayko's target incentive for fiscal year 2013, pro-rated based on the number of days he is actually employed during fiscal year 2013, and (B) acceleration of vesting of all time-based vesting awards and performance-based vesting awards as to such numbers of shares that would have vested on the Successor Commencement Date had there been daily vesting during the equity award's vesting period, with performance-based vesting awards to vest at the target level of performance, but pro-rated based on the number of days he is actually employed during fiscal year 2013, and time based vesting based on a schedule equal to the applicable underlying performance period. In addition, the Company has agreed to investigate, and to the extent possible under commercially reasonable practices, provide limited continued health insurance coverage for certain of Mr. Klayko's children and has agreed to pay Mr. Klayko's reasonable legal fees associated with the negotiation and preparation of the Transition Agreement (subject to a cap on the amount).
If Mr. Klayko remains employed with the Company through the Successor Commencement Date, or if prior to the Successor Commencement Date, Mr. Klayko's employment terminates for a reason other than for Cause (as defined in the Transition Agreement), he will be entitled to (i) a lump sum payment equal to $2,000,000, which is equal to 12 months' base salary and 100% of his target cash bonus payable pursuant to the SLP, and (ii) a lump sum payment equal to the amount of the premium Mr. Klayko would be required to pay for 12 months of COBRA benefits. Mr. Klayko's receipt of these benefits is subject to the execution of a customary release of claims in favor of Brocade. In addition, the Transition Agreement contains customary customer and employee non-solicitation and non-disparagement covenants for Mr. Klayko, which covenants run for a period of one year following his separation from the Company.
If requested by his successor or Brocade's board of directors, Mr. Klayko may provide limited non-employment transition assistance to Brocade following the Successor Commencement Date. Compensation for such post-employment assistance will be mutually determined by the parties at such time, within reasonable market practices for such services and commensurate with Mr. Klayko's skills and experience.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Document
99.1	Press release, dated August 16, 2012, regarding Executive Leadership Transition

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.

Date: August 16, 2012	By:	/s/ Daniel W. Fairfax
Daniel W. Fairfax
Chief Financial Officer and Vice President, Finance

EXHIBIT INDEX

Exhibit Number	Description of Document
99.1	Press release, dated August 16, 2012, regarding Executive Leadership Transition